UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2024

Itron, Inc.

(Exact name of Registrant as Specified in Its Charter)

Washington	000-22418	91-1011792
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2111 N. Molter Road

Liberty Lake, WA 99019

(Address of Principal Executive Offices and Zip Code)

(509) 924-9900

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, no par value	ITRI	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Purchase Agreement

On June 17, 2024, Itron, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with J.P. Morgan Securities LLC, as representative of the several initial purchasers named therein (collectively, the “Initial Purchasers”), to issue and sell $700,000,000 principal amount of its 1.375% Convertible Senior Notes due 2030 (the “Firm Notes”), in a private placement for resale to qualified institutional buyers (together with the offering of the Additional Notes (as defined below), the “Notes Offering”) pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Firm Notes were issued and sold to the Initial Purchasers pursuant to an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act. In addition, the Company granted the Initial Purchasers a 13-day option (the “Shoe Option”) to purchase up to an additional $105.0 million aggregate principal amount of 1.375% Convertible Senior Notes due 2030 (the “Additional Notes” and, together with the Firm Notes, the “Notes”), which option was exercised in full by the Initial Purchasers on June 18, 2024.

Indenture and Notes

On June 21, 2024, the Company entered into an indenture with U.S. Bank Trust Company, National Association, as trustee, relating to the issuance by the Company of the Notes (the “Indenture”). The Notes will accrue interest at a rate of 1.375% per annum, payable semi-annually in arrears on January 15 and July 15 of each year, beginning on January 15, 2025. The Notes will mature on July 15, 2030, unless earlier repurchased, redeemed, or converted in accordance with their terms.

The initial conversion rate of the Notes is 7.6199 shares of the Company’s common stock, without par value, per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $131.24 per share). The conversion rate of the Notes is subject to adjustment upon the occurrence of certain specified events. In addition, upon the occurrence of a make-whole fundamental change (as defined in the Indenture) or upon delivery of a notice of redemption, the Company will, in certain circumstances, increase the conversion rate for a holder that elects to convert its Notes in connection with such make-whole fundamental change or notice of redemption, as the case may be.

Prior to the close of business on the business day immediately preceding April 15, 2030, the Notes are convertible at the option of the holders only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on September 30, 2024 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the trading price per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the common stock and the conversion rate on each such trading day; (3) upon the occurrence of specified corporate events; or (4) upon a Company redemption. On or after April 15, 2030, until the close of business on the second scheduled trading day immediately preceding July 15, 2030, holders of the Notes may convert all or a portion of their Notes, at any time. Upon conversion, the Company will pay cash up to the aggregate principal amount of Notes to be converted and pay and/or deliver, as the case may be, cash, shares of common stock or a combination of cash and shares of common stock, at its election, in respect of the remainder, if any, of its conversion obligation in excess of the aggregate principal amount of the Notes being converted.

No sinking fund is provided for the Notes. On or after July 20, 2028 and prior to April 15, 2030, the Company may redeem for cash all or part (subject to certain limitations described below) of the Notes, at its option, if the last reported sales price of common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which the Company provides notice of redemption, during any 30 consecutive trading days ending on, and including, the trading day immediately before the date the Company sends the related notice of the redemption. However, the Company may not redeem less than all of the outstanding Notes unless at least $100.0 million aggregate principal amount of Notes are outstanding and not called for redemption as of the time the Company sends the related redemption notice. The redemption price of each Note to be redeemed will be the principal amount of such Note, plus accrued and unpaid interest, if any. Upon the occurrence of a fundamental change (as defined in the Indenture), subject to a limited exception described in the Indenture, holders may require the Company to repurchase all or a portion of their Notes for cash at a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to, but not including, the fundamental change repurchase date (as defined in the Indenture).

The Notes will be the Company’s senior unsecured obligations and will rank equally in right of payment with all of the Company’s existing and future unsubordinated debt, and senior in right of payment to any future debt that is expressly subordinated in right of payment to the Notes. The Notes will be effectively subordinated to any of the Company’s existing and future secured debt to the extent of the assets securing such indebtedness. The Notes will be structurally subordinated to all existing debt and any future debt and any other liabilities of our subsidiaries.

The description of the Indenture and the Notes above is qualified in its entirety by reference to the text of the Indenture and the Form of Note, copies of which are filed as Exhibits 4.1 and 4.2, respectively, and are incorporated herein by reference.

Capped Call Transactions

In connection with the pricing of the Notes on June 17, 2024 and Shoe Option exercise on June 18, 2024, the Company entered into privately negotiated capped call transactions with respect to its common stock (the “Capped Call Transactions”) with Banco Santander, S.A., The Bank of Nova Scotia, BNP Paribas, Morgan Stanley & Co. LLC, Royal Bank of Canada, and UBS AG, London Branch (collectively, the “Counterparties”). The Company paid an aggregate amount of approximately $109.0 million to the Counterparties for the Capped Call Transactions. The Capped Call Transactions cover, subject to anti-dilution adjustments substantially similar to those in the Notes, approximately 6.1 million shares of the Company’s common stock, the same number of shares initially underlying the Notes, at a strike price of $131.2353, subject to customary adjustments. The Capped Call Transactions will expire upon the maturity of the Notes, subject to earlier exercise or termination.

The Capped Call Transactions are expected generally to reduce the potential dilution upon conversion of the Notes and/or offset any cash payments we are required to make in excess of the principal amount of the converted Notes, as the case may be, in the event that the market price per share of our common stock, as measured under the terms of the Capped Call Transactions, is greater than the strike price of those Capped Call Transactions. If, however, the market price per share of the Company’s common stock, as measured under the terms of the Capped Call Transactions, exceeds the cap price of Capped Call Transactions, there would nevertheless be dilution and/or there would not be an offset of such potential cash payments, in each case, to the extent that such market price exceeds the cap price of the Capped Call Transactions. The cap price of the Capped Call Transactions will initially be $205.86 per share, which represents a premium of 100% over the last reported stock price per share of the Company’s common stock on June 17, 2024, and is subject to certain adjustments under the terms of the Capped Call Transactions.

The Capped Call Transactions are separate transactions, entered into by the Company with the Counterparties, and are not part of the terms of the Notes. Holders of the Notes will not have any rights with respect to the Capped Call Transactions. The foregoing description of the Capped Call Transactions is qualified in its entirety by the form of confirmation for the Capped Call Transactions attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Amendment No. 8 to Credit Agreement

On June 14, 2024, the Company entered into Amendment No. 8 to Credit Agreement (the “Amendment”), which amends the Company’s Second Amended and Restated Credit Agreement, dated as of January 5, 2018 (as amended, the “Credit Agreement”), among the Company, as borrower, the lenders from time to time thereto and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”).

The Amendment amends the Credit Agreement to permit the issuance and sale of the Notes.

The Administrative Agent and the other lenders have engaged in, and may in the future engage in, other commercial dealings in the ordinary course of business with the Company or its affiliates. The Administrative Agent and the other lenders thereto have received, or may in the future receive, customary fees and commissions for such transactions.

The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 10.2 hereto and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosure set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

Item 8.01.	Other Events.

Press Releases

On June 17, 2024, the Company announced the commencement of the Notes Offering. A copy of the press release announcing the commencement of the Notes Offering is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On June 17, 2024, the Company announced the pricing of the Notes. A copy of the press release announcing the pricing of the notes is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

No.	Description

4.1	Indenture, dated as of June 21, 2024, by and between Itron, Inc. and U.S. Bank Trust Company, National Association, as trustee

4.2	Form of 1.375% Convertible Senior Note due 2030 (included in Exhibit 4.1)

10.1	Form of Capped Call Confirmation

10.2	Amendment No. 8, dated June 14, 2024, to the Credit Agreement, dated January 5, 2018 among Itron, Inc. and certain foreign borrowers, guarantors, lenders and issuing parties thereto, and Wells Fargo Bank, National Association, as administrative agent

99.1	Press Release dated June 17, 2024 announcing the offering of the Notes

99.2	Press Release dated June 17, 2024 announcing the pricing of the Notes

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Itron, Inc.

Date: June 21, 2024	By:	/s/ Joan S. Hooper
Joan S. Hooper Senior Vice President and Chief Financial Officer